Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:	Jamie Fulmer- (864) 342-5633
jfulmer@advanceamerica.net

Advance America Announces Results for 2008

SPARTANBURG, S.C., February 19, 2009 – Advance America, Cash Advance Centers, Inc. (NYSE: AEA) today reported the results of its operations for the quarter and year ended December 31, 2008.

For the year ended December 31, 2008, total revenues decreased 4.7% to $676.4 million, compared to $709.6 million for same period in 2007. These comparisons include the results of operations in Pennsylvania and Oregon, states which the Company exited in 2007, as well as operations in Arkansas and New Mexico, states which the Company exited during 2008. Excluding the revenues in these closed states from both years, revenues increased by 0.2% for the year ended December 31, 2008.  Total revenues for the quarter ended December 31, 2008 also decreased 4.7% to $175.0 million compared to $183.6 million for the same period in 2007.  Excluding the revenues in the closed states from both quarters, revenues decreased by 3.6% for the quarter ended December 31, 2008. For the quarter ended December 31, 2008, total revenues for the centers opened prior to October 1, 2007 and still open as of December 31, 2008 decreased 4.1% compared to the same period in 2007.

The Company previously announced its decision to close its 24 centers in New Hampshire after a new law went into effect on January 1, 2009, imposing a 36% annual rate cap on cash advances, effectively eliminating the product in that state.  The Company estimates the cost of the New Hampshire center closings, including an increase in reserves for potential write-offs of receivables the Company is unable to collect, to be approximately $1.2 million, $0.7 million of which was recognized in the fourth quarter.

The provision for doubtful accounts as a percent of total revenues for the year ended December 31, 2008 was 20.1% compared to 19.8% for the same period in 2007. For the quarter ended December 31, 2008, the provision for doubtful accounts as a percentage of total revenues was 24.4% compared to 23.4% for the same period in 2007.  Proceeds from the sale of previously written-off customer receivables during the year ended December 31, 2008 totaled approximately $0.6 million, compared to$6.8 million for the same period in 2007. The Company did not sell any previously written-off receivables during the quarter ended December 31, 2008, compared to proceeds of $1.8 million from the sales of previously written-off receivables during the same period in 2007.

Center gross profit for the year ended December 31, 2008 decreased 7.1% to $157.7 million from $169.7 million for the year ended December 31, 2007. For the quarter ended December 31, 2008, center gross profit decreased 1.4% to $38.5 million compared to $39.1 million for the same period in 2007.

On February 9, 2009, the Company announced the settlement of a class action lawsuit in Georgia that resolves all claims against the Company in connection with originating, marketing, or servicing any loan in that state. If approved by the court, the settlement, which does not involve any finding of wrongdoing, will require the Company to make a minimum payment of approximately $2.0 million, up to an aggregate cap of approximately $3.7 million, including attorneys’ fees and other costs related to the litigation and settlement administration. The Company reserved approximately $2.0 million for this settlement during the fourth quarter of 2008.  This charge is included in general and administrative expenses.

General and administrative expenses for the year ended December 31, 2008 were $70.5 million compared to $59.4 million for the year ended December 31, 2007, an increase of 18.7%.   General and administrative expenses for the quarter ended December 31, 2008 were $19.8 million compared to $15.4 million for the same period in 2007, an increase of 28.7%.  The increase for both the quarter and full year is due primarily to higher legal and regulatory expenses, including the Georgia  lawsuit settlement and higher government affairs expenses, primarily related to ballot initiatives in Arizona and Ohio.

Income before income taxes for the year ended December 31, 2008 decreased 22.5% to $72.0 million from $92.9 million for the year ended December 31, 2007. For the quarter ended December 31, 2008, income before income taxes decreased 22.2% to $14.7 million compared to $18.9 million for the same period in 2007.

For the year ended December 31, 2008, the Company’s income tax expense was 46.6% of income before taxes, compared to 40.7% during the same period in 2007. The increase is due to lower pre-tax profit, higher government affairs expenditures related to ballot initiatives in Ohio and Arizona, which are not deductible for tax purposes, and continued losses in the Company’s foreign operations, which are not deductible in the U.S.

Net income for the year ended December 31, 2008 decreased 29.3% to $38.5 million, compared to $54.4 million for the same period in 2007.  Net income for the quarter ended December 31, 2008 decreased 48.4% to $5.9 million, compared to $11.5 million for the same period in 2007. The decrease in net income was primarily due to higher general and administrative expenses and higher income tax expenses.

Diluted earnings per share were $0.60 for the year ended December 31, 2008, compared to diluted earnings per share of $0.70 for the same period in 2007. For the quarter ended December 31, 2008, diluted earnings per share were $0.10, compared to diluted earnings per share of $0.15 for the same period in 2007.

Commenting on the 2008 results, Advance America’s President and Chief Executive Officer, Ken Compton, said, “Advance America continues to provide consistent operating results in an uncertain economic environment despite increased legislative and regulatory challenges that have affected our ability to viably offer the cash advance product in some states, and thus has affected our bottom-line performance.  We decided to join our industry in supporting ballot initiatives in Arizona and Ohio and spent approximately $8.1 million during the year, which affected 2008 earnings per share by $0.13. We believe that pursuing those ballot initiatives was the correct course of action for the industry, the Company, all of our stakeholders and our customers, who say they value the availability of cash advance services; in fact, that sentiment was validated by millions of consumers who voted to preserve the product in Ohio and Arizona. Unfortunately, the outcomes of these ballot efforts will mean hardworking people will lose a sensible, reliable and regulated credit product to meet short-term financial needs, and will instead be forced to face fewer and more expensive options.  During 2009, we will continue to face challenges from an uncertain economic and legislative environment.  The Company is committed to working constructively with lawmakers and other public officials to ensure access to affordable short-term loans and to develop regulations that protect all consumers.  We will also focus on operating our business efficiently, reducing debt while continuing to pay dividends, and conserving excess capital for opportunities which may be created by this volatile environment.”

Today, the Company’s Board of Directors declared a regular quarterly dividend of $0.0625 per share. The dividend will be payable on March 6, 2009, to stockholders of record as of February 24, 2009.

As of December 31, 2008, the Company had returned approximately $356 million in cash to its stockholders through the repurchase of shares and the payment of quarterly dividends since becoming a public company in December of 2004.

As of December 31, 2008, the Company had an operating network of 2,797 centers and 79 limited licensees in 33 states, the United Kingdom, and Canada, including 24 centers in New Hampshire.

The Company will discuss these results during a conference call on Friday, February 20 at 8:00 a.m. (ET). To listen to this call, please dial the conference telephone number (877) 397-0284. This call will also be webcast live and can be accessed at Advance America’s website www.advanceamericacash.com. An audio replay of the call will be available online or by telephone (888) 203-1112 (replay passcode: 5757921) until February 27, 2009.

About Advance America

Founded in 1997, Advance America, Cash Advance Centers, Inc. (NYSE: AEA) is the country’s leading provider of cash advance services, with approximately 2,800 centers and 79 limited licensees in 32 states, the United Kingdom and Canada. The Company offers convenient, less-costly credit options to consumers whose needs are not met by traditional financial institutions. The Company is a founding member of the Community Financial Services Association of America (CFSA), whose mission is to promote laws that provide substantive consumer protections and to encourage responsible industry practices.

# # #

Forward-Looking Statements and Information:

Certain statements contained in this release may constitute “forward-looking statements” within the meaning of federal securities laws.  All statements in this release other than those relating to our historical information or current condition are forward-looking statements.  For example, any statements regarding our future financial performance, our business strategy, and expected developments in our industry are forward-looking statements.  Although we believe that the current views and expectations reflected in these forward-looking statements are reasonable, those views and expectations and the related statements are inherently subject to risks, uncertainties, and other factors, many of which are not under our control and may not even be predictable.  Therefore, actual results could differ materially from our expectations as of today and any future results, performance, or achievements expressed directly or impliedly by the forward-looking statements.  For a more detailed discussion of some of the factors that may cause our actual results to differ from our current expectations, please refer to the “Risk Factors” section of our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and our Quarterly Reports on Form 10-Q for the fiscal quarters ended June 30, 2008 and September 30, 2008,  copies of which are available from the Securities and Exchange Commission, upon request from us, or by going to our website: www.advanceamericacash.com.